Exhibit 10.1

Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215-784-6000 phone
215-659-7588 fax
www.kns.com

October 7, 2010

Mr. C. Scott Kulicke
[Address Omitted]

Dear Scott:

This letter confirms the arrangements related to your upcoming retirement from employment with Kulicke and Soffa Industries, Inc. (the “Company”).  You ceased to be the chief executive officer of the Company and a member of the board of directors as of September 30, 2010 and your last day of employment will be October 9, 2010 (the “Retirement Date”).  On behalf of the Company, I would like to thank you for your contributions to the Company during your tenure.

In connection with your retirement from the Company:

1.           The Company will pay you your earned but unpaid base salary and accrued vacation (currently six (6) days total) through the Retirement Date, which amount will be included in your final paycheck.  Except as otherwise provided herein, all Company compensation and other payments and benefits shall cease as of the Retirement Date.  You acknowledge that, other than as set forth in this letter, you have received payment in full of all of the compensation, benefits and/or payments of any kind due to you from the Company through the Retirement Date, including all wages, bonuses, equity, expense reimbursements, payments to benefit plans and any other payment under a Company plan, program, practice or promise.

2.           You are eligible to be paid a quarterly cash incentive under the Company’s Officer Incentive Compensation Plan for the Company’s fourth fiscal quarter ended October 2, 2010 in accordance with the terms of the Plan.  Payment will be made in December 2010 in accordance with the Company’s normal payroll practices existing at that time.

3.           In accordance with the terms of the applicable employee stock option and equity plans, all of your unvested options to purchase shares of common stock in the Company will vest on the Retirement Date and will be exercisable until the earlier of (i) 12 months from your Retirement Date or (ii) the end of the otherwise applicable term of such stock options as set forth in the applicable stock option agreement.

4.           In accordance with the terms of the 2006 Equity Plan, the applicable length of service period (the three (3) year performance period) for all performance share units granted to you on October 2, 2007 will be complete before the Retirement Date.  The number of performance shares received by you, if any, will be calculated based on the achievement of the applicable performance goals of the Company.  For each performance share unit earned, one share of common stock of the Company will be delivered to you no later than the fifteenth day of the third month following the end of the calendar year in which the relevant performance period ends (estimated as February 2011).

5.           In accordance with the terms of the 2008 Equity Plan, the number of performance share units granted to you on October 8, 2008 will be pro rated based on the full number of months in the applicable length of service period (the three (3) year performance period) you worked through your Retirement Date (i.e., 24 months).  The number of performance shares received by you, if any, will be calculated based on the achievement of the applicable performance goals of the Company.  For each performance share earned, one share of common stock of the Company will be delivered to you no later than the fifteenth day of the of the third month following the end of the calendar year in which the relevant performance period ends (estimated as February 2012).

6.           The Company will pay you in cash an amount equal to (i) the fair market value of the shares of common stock of the Company to which you would have been entitled pursuant to pro rata vesting under the performance share unit award granted to you on October 8, 2008 had you remained employed through June 30, 2011 minus (ii) the fair market value of the shares of common stock of the Company you actually received pursuant to such award.  For purposes of this paragraph 6, the fair market value of the shares of common stock will be the average closing sale price per common share on the NASDAQ Global Market for the first five (5) trading days of February 2012.  If the common shares are not listed on the NASDAQ Global Market on such dates, the fair market value of the shares shall be calculated in good faith by the Board of Directors of the Company.  Such cash payment, if any, will be made in February 2012.

7.           In accordance with the terms of the 2008 Equity Plan, an additional 1/3 of the restricted stock granted to you on October 8, 2008 will vest before the Retirement Date and the remaining 1/3 of the restricted stock award will be forfeited.

8.           In accordance with the terms of the 2009 Equity Plan, the number of performance share units granted to you on December 8, 2009 will be pro rated based on the full number of months in the applicable length of service period (the performance period ending June 30, 2011) you worked through your Retirement Date (i.e. 10 months).  The number of performance shares received by you, if any, will be calculated based on the achievement of the applicable performance goals of the Company for the performance period ending June 30, 2011.  For each performance share earned, one share of common stock of the Company will be delivered to you no later than the fifteenth day of the of the third month following the end of the performance period.

9.           The Company will pay you in cash an amount equal to (i) the fair market value of the shares of common stock of the Company to which you would have been entitled pursuant to the performance share unit award granted to you on December 8, 2009 had you remained employed through the last day of the applicable length of service period (the performance period ending June 30, 2011) minus (ii) the fair market value of the shares of common stock of the Company you actually received pursuant to such award.  For purposes of this paragraph 9, the fair market value of the shares of common stock will be the average closing sale price per common share on the NASDAQ Global Market for the first five (5) trading days of July 2011.  If the common shares are not listed on the NASDAQ Global Market on such dates, the fair market value of the shares shall be calculated in good faith by the Board of Directors of the Company.  Such cash payment, if any, will be made in July 2011.

10.           You agree to hold through December 31, 2011 the shares of common stock earned by you under the performance share unit award granted to you on December 8, 2009.  Notwithstanding the foregoing, you may sell such shares to cover any federal or state tax liability to the extent the taxes triggered by the vesting of such units and the cash you receive pursuant to Section 9 above exceed the amount of the cash you receive pursuant to Section 9 above.

11.           You acknowledge that you are subject to stock ownership requirements of 66,000 shares of common stock of the Company through October 9, 2010 and that you are prohibited from trading in the Company’s common stock, except pursuant to an authorized 10b5-1 plan, until, at the earliest, the second business day after the filing of the Company’s annual report on Form 10-K for the fiscal year ended October 2, 2010.

12.           You acknowledge that you are not otherwise entitled to certain of the payments and benefits described in this letter, and the Company’s provision of these payments and benefits is in consideration of your execution of a release of all employment-related and other claims that you may have against the Company, its officers, directors and stockholders.  You shall have 21 days to consider the terms of this letter and the accompanying release.  If you execute and do not revoke the release within seven days of its execution, the release will become effective and the Company will commence cash payments in accordance with the terms of this letter.  If you do not sign the release or if you timely revoke it, you will not receive any cash payments from the Company.  The form of the release is attached as Exhibit A to this letter.

13.           You acknowledge that following the Retirement Date, you continue to be bound by the confidentiality, noncompetition, nonsolicitation and other provisions in Section 3 of the Consulting Agreement between you and the Company dated as of the date hereof (the “Consulting Agreement”).

14.           The Company’s Policy on Recovery of Previously Paid Executive Compensation adopted by the Management Development and Compensation Committee of the Company’s Board of Directors in December 2009 shall continue to apply to the performance share unit awards described in this Letter Agreement and the cash incentives awarded under the Company’s Officer Incentive Compensation Plan (including the cash incentive described in paragraph 2 herein), and shall apply to the cash awards described in paragraphs 6 and 9 of this Letter Agreement.

15.           The Company hereby reserves all of its rights and remedies under the Consulting Agreement and under applicable law, and nothing in this letter shall be construed as a waiver of those rights or remedies.

16.           This letter and the accompanying release shall be construed as a whole according to their fair meaning.  They shall not be construed strictly for or against you or the Company.  This letter and the accompanying release shall be governed by the statutes and common law of the Commonwealth of Pennsylvania.

17.           This letter and the accompanying release constitute the entire agreement between you and the Company with respect to the subject matter hereof.  Amendments to this letter and the accompanying release shall not be effective unless they are in writing signed by you and a duly authorized representative of the Company.

Please acknowledge you understand and agree with the arrangement described above by signing below and returning a copy of this letter and the executed release.

Sincerely,

/s/ Bruno Guilmart
Bruno Guilmart
President and Chief Executive Officer

ACCEPTED AND AGREED

/s/ C. Scott Kulicke
C. Scott Kulicke

RELEASE

1.           Release.  In further consideration of the compensation and benefits provided pursuant to the letter between Kulicke and Soffa Industries, Inc. (the “Company”) and C. Scott Kulicke (the “Executive”) and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act), the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply.  (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims”).

2.           Covenant Not To Sue.  Executive hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum.  Executive covenants to the fullest extent permitted by law that he will not pursue any Claim in court, whether or not arising out of or related to his employment by or the performance of any services to or on behalf of the Company or the termination of that employment or those services.

3.           Knowing and Voluntary Agreement.  Executive acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release and the accompanying letter agreement; that the Company has advised him in writing, by this Paragraph, to consult with an attorney, and that he has consulted with an attorney of his choice, before signing this Release and the accompanying letter agreement; that the Company has provided him with no less than twenty-one (21) days to consider this Release and the accompanying letter agreement before signing them; that the Company has provided him with no less than seven days within which to revoke this Release and the accompanying letter agreement after signing them, if he desires to do so; that Executive is voluntarily entering into this Release and the accompanying letter agreement free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release and the accompanying letter agreement.

4.           Severability.  If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect; provided, however, that if any release or waiver set forth in Section 1 of this Release is declared to be invalid, illegal or unenforceable in whole or in material respect, the party on whose benefit the release or waiver was provided shall have the right to elect to consider this Release and the accompanying letter agreement to be nullified and, in such case, any payments or benefits that have been or were to be afforded under this Release and the accompanying letter agreement shall be returned to the Company with interest unless prohibited by law.

5.           Good Faith Settlement / Continuing Rights and Obligations.  This Release and the accompanying letter agreement constitute the good faith settlement of all claims or potential claims Executive may have against the Released Parties, or any of them, and are not and shall not in any way be construed as an admission of any wrongful or discriminatory act against Executive or that the termination of Executive’s employment was in any way wrongful or unlawful.  This Release and the accompanying letter agreement shall not in any way impact or diminish the rights and entitlements that the Company has under the Consulting Agreement or the continuing duties and obligations that Executive owes the Company and others under the Consulting Agreement.

6.           Non-Disparagement.  Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees or agents, or its or their business affairs or performance.

7.           Effective Date.  This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 8, on the eighth day after Executive signs this Release.  Executive shall deliver this Release bearing his original signature to the Company at the following address:

  Kulicke and Soffa Industries, Inc.
  1005 Virginia Drive
  Fort Washington, PA   19034
  Attn:  General Counsel

8.           Revocation.  Executive may revoke this Release if, before 5:00 p.m. on the seventh day after Executive signs the Release, he delivers to the Company, at the address specified in Paragraph 8, written notice of his intent to revoke this Release. Executive understands that, if he validly revokes this Release, the accompanying letter agreement shall also be of no force or effect, and Executive shall not be entitled to the payments or benefits contained in the letter agreement, except to the extent Executive has an independent legal entitlement to such payments or benefits.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this 7th day of October, 2010.

/s/ C. Scott Kulicke
C. Scott Kulicke